EXHIBIT 99.1

July 30, 2008

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Larry H. Putnam	(805) 466-7087
President and Chief Executive Officer

	John C. Hansen	(805) 466-7087

Executive Vice President and Chief Financial Officer

Santa Lucia Bancorp       (805) 466-7087

www.santaluciabank.com

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA)

(OTC Bulletin Board: SLBA.OB)

ANNOUNCES RESULTS FOR THE SECOND QUARTER AND THE FIRST HALF OF 2008

Highlights for the quarter ending June 30, 2008 and for the first six months of 2008:

•                  Total Loans increased $19,868,000 or 12.35% to $180,705,000 as of June 30, 2008 compared to $160,837,000 for the like period in 2007.

•                  Total deposits decreased to $209,492,000 as of June 30, 2008 compared to $213,716,000 as of June 30, 2007 for a decrease of 1.98%.

•                  Earnings for the six months ending June 30, 2008 were $901,951 compared to $1,591,971 for the same period in 2007.  Earnings for the three months ending June 30, 2008 were $381,928 compared to $773,713 for the three months ending June 30, 2007.  The decrease in the net interest income of $814,000 is the primary component responsible for the decline in earnings, which is a result of the reductions in the prime lending rate that have taken place since September 18, 2007.

•                  Fully diluted earnings per share were $0.46 for the six months ending June 30, 2008 compared to $0.78 per share for the like period in 2007.  For the three months ending June 30, 2008 fully diluted earnings per share were $0.19 compared to $0.38 for the like period in 2007.

•                  Net interest income was $5,686,000 for the six months ending June 30, 2008 compared to $6,500,000 for the same period in 2007, which is down 12.52%.  Net interest income declined 12.95% to $2,790,000 from $3,205,000 for the respective quarters ending June 30, 2008 and 2007.

•                  Return on Average assets decreased to 0.73% from 1.32% for the six-month period ending June 30, 2008 and June 30, 2007 respectively.  This compares to 0.62% for the quarter ending June 30, 2008 compared to 1.28% for the quarter ending June 30, 2007.

•                  Credit quality remains strong with non-accrual loans decreasing to $900,000 for the period ending June 30, 2008 compared to $2,175,000 as of December 31, 2007 and $2,119,000 as of March 31, 2008.  Non accrual loans totaling $1,275,000 were paid off during the six month period ending June 30, 2008.  The Allowance for Loan Losses to Total Loans decreased to 0.92% as of June 30, 2008 compared to 1.07% as of June 30, 2007.  The decrease occurred due to the $19,868,000 increase in gross loans between June 30, 2007 and June 30, 2008.  Due to the loan growth, additional reserves are being added to the allowance for loan losses.

•                  The Bank’s liquidity ratio as of June 30, 2008 was 21.73% compared to Company’s policy limit of 20%.  The Bank also has two secured credit arrangements with Federal Home Loan Bank, totaling $55.9 million and a $5.9 million unsecured borrowing arrangements with two correspondent banks.

FINANCIAL PERFORMANCE

Santa Lucia Bancorp (the “Company”) (OTC Bulletin Board SLBA.OB) is a California corporation organized in 2006 to act as the holding Company for Santa Lucia Bank (the “Bank”), a four office Bank serving San Luis Obispo and northern Santa Barbara Counties.  In 2006, the Company acquired all of the outstanding stock of the Bank in a holding Company formation transaction.

The Company’s earnings declined for the six-month period ending June 30, 2008 to $901,951 compared to $1,591,971 for the period ending June 30, 2007, which represents a 43.34% decline.  Net Income for the quarter ending June 30, 2008 declined 50.65% to $382,000 compared to $774,000 for the quarter ending June 30, 2007.  The decline in the second quarter income was due to a $415,000 or 12.95% decrease in the Company’s net interest income.  This represents a 41.03% reduction in earnings per share on a fully diluted basis to $0.46 compared to $0.78 for the six months ending June 30, 2008 and 2007 respectively.  Earnings per share on a fully diluted basis decreased by 50.0% to $0.19 per share for the quarter ending June 30, 2008 compared to $0.38 per share for the same period in 2007.

The Company’s return on average equity (ROE) and return on average assets (ROA) for the second quarter of 2008 was 7.10% and 0.62% respectively compared to 15.63% and 1.28%, respectively for the second quarter of 2007.  For the first half of 2008, ROE and ROA were 8.32% and 0.73% respectively compared to 16.21% and 1.32%, respectively for the first half of 2007.

OPERATING EFFICIENCY

The Company’s efficiency ratio was 76.2% as of June 30, 2008 compared to 63.1% as of June 30, 2007.  This was due to the decrease in the Bank’s net interest margin and net interest income combined with an increase in non interest expense.

“The Bank is continuing to focus on providing quality and timely customer service, which has played a major roll in our success.  We are pleased to report that we are making progress in many areas.  We are confident that we are taking the necessary steps to grow the Company and return profits to levels that we enjoyed in the recent past,” said Larry H. Putnam, President and Chief Executive Officer.

LIQUIDITY

The Company follows a formal liquidity policy, and in the opinion of management, its liquid assets are considered adequate to meet the cash flow needs for loan funding and deposit cash withdrawals for the immediate future.  On June 30, 2008, the Company had $52.8 million of liquid assets comprised of $7.3 million in cash and cash equivalents and $45.5 million in available-for-sale securities.  The Bank has a borrowing arrangement set up with the Federal Home Loan Bank to borrow up to $15.2 million secured by pledged securities.  We also have an agreement with the Federal Home Loan Bank for $40.7 million that is secured by approximately $117.5 million of real estate secured loans. As of June 30, 2008 the Bank had advanced $9.3 million.

LOAN GROWTH AND CREDIT QUALITY

We have seen an increase in the loan portfolio in both the first and second quarters of 2008.  Total net loans increased 12.61% between June 30, 2008 and June 30, 2007 to $178,432,000.  $3,413,000 of the growth was in commercial loans and $16,420,000 in term real estate loans.  Construction loans increased $724,000 while consumer loans increased $34,000 during that one year period of time.  The Bank has maintained the overall credit quality in the Company’s loan portfolio as of June 30, 2008.  The Company had one non-accrual loan of $900,000 compared to three loans for $2,175,000 as of December 31, 2007 and $2,119,000 as of March 31, 2008 that were on non-accrual.  Two non accrual loans totaling $1,275,000 were paid off in the second quarter of 2008.  The Bank had one credit for $471,301 that was in the 30-89 day past due category as of June 30, 2007 compared to one past due loan totaling $581,000 in the 30-89 day past due category as of June 30, 2008.

DEPOSIT GROWTH

Deposits decreased to $209,492,000 as of June 30, 2008 compared to $213,716,000 as of June 30, 2007, which represents a 1.98% decrease.  We have seen the mix in our deposits change in part due to the current interest rate structure as well as strong competition for deposits in our market area.  We did see some growth in our non interest bearing demand deposits between March 31, 2008 and June 30, 2008.

NET INTEREST INCOME AND NET INTEREST MARGIN

Net Interest Income decreased to $5,686,000 as of June 30, 2008 compared to $6,500,000 as of June 30, 2007 or 12.52%.  The net interest income for the quarter ending June 30, 2008 was $2,790,000 compared to $3,205,000 for the quarter ending June 30, 2007, representing a reduction of 12.95%.  The net interest margin for the quarter ending June 30, 2008 was 4.99% compared to 6.00% for the quarter ending June 30, 2007, which represents a 16.83% decrease.  The net interest margin for the six months ending June 30, 2008 was 5.10% compared to 6.07% for a like period in 2007 and represents a 15.98 % decrease.  The decrease in net interest margin for the twelve months ending June 30, 2008 was primarily due to the rate on total average earning assets decreasing 121 basis points from 8.20% in June of 2007 to 6.99% in June of 2008.  This represents a decline of $985,000 in interest income, while interest expense decreased from 3.28% to 2.83% or $171,000 for the same period.  The compression on the Company’s spread is the result of the Federal Reserve Bank’s actions, which have reduced the Bank’s prime lending rate by 3.25% since September 18, 2007 from 8.25% to the present rate of 5.0% and our deposits repricing at a slower rate than our variable rate loans.

PROVISON FOR LOAN LOSSES

The Bank made a $40,000 addition to the provision for loan losses in the second quarter of 2008.  This action was taken due to the Company’s significant loan growth.  The allowance for loan and lease losses as a percentage of total loans decreased to 0.92% as of June 30, 2008 compared to 1.07% as of June 30, 2007 or 14.02%.  Based on an analysis performed by the Bank and its outside loan review firm, both believe that the allowance is adequate as of June 30, 2008.

CAPITAL LEVEL AND RATIOS

Total shareholders equity stands at $21.4 million as of June 30, 2008 compared to $19.9 million as of June 30, 2007.  Total capital to risk weighted assets for the Bank decreased to 13.63% as of June 30, 2008 compared to 14.10% as of June 30, 2007.  Tier I Capital to assets ratio increased to 9.98% as of June 30, 2008 from 9.77% in June 30, 2007.

The Bank maintains capital ratios above the Federal Regulatory guidelines for a “well capitalized” Bank.  Tier I Capital increased 21 basis points between June 30, 2007 and June 30, 2008 and stands at 9.98%.  Total Capital to Risk weighted assets decreased 47 basis points to 13.63% as of June 30, 2008 compared to 14.10% as of June 30, 2007.  As previously stated the Bank is “well capitalized” in all regulatory categories.

THE COMPANY AND ITS BUSINESS STRATEGY

Santa Lucia Bancorp, headquartered in Atascadero, California is a California corporation organized in 2006 to act as the holding Company for Santa Lucia Bank (the Bank).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 20 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees.  These guiding principals will continue to serve the  well in both the short term and long term.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

SELECTED FINANCIAL INFORMATION

	(in thousands, except share data and ratios)			(in thousands, except share data and ratios)
	Unaudited			Unaudited
	Three Months Ended			Six Months Ended
	June 30,		%	June 30,		%
	2008	2007	Change	2008	2007	Change
Summary of Operations:
Interest Income	$3,739	$4,361	-14.26%	$7,789	$8,774	-11.23%
Interest Expense	949	1,156	-17.91%	2,103	2,274	-7.52%
Net Interest Income	2,790	3,205	-12.95%	5,686	6,500	-12.52%
Provision for Loan Loss	40	—	#DIV/0!	40	—	#DIV/0!

Net Interest Income After Provision for Loan Losses	2,750	3,205	-14.20%	5,646	6,500	-13.14%
Noninterest Income	264	254	3.94%	619	546	13.37%
Noninterest Expense	2,396	2,199	8.96%	4,804	4,447	8.03%

Income Before Income Taxes	618	1,260	-50.95%	1,461	2,599	-43.79%
Income Taxes	236	486	-51.44%	559	1,007	-44.49%

Net Income	$382	$774	-50.65%	$902	$1,592	-43.34%

Cash Dividends Paid	$482	$386	24.87%	$482	$386	24.87%

Per Share Data:
Earnings Per Share - Basic	$0.20	$0.40	-50.00%	$0.47	$0.82	-42.68%
Earnings Per Share - Diluted	$0.19	$0.38	-50.00%	$0.46	$0.78	-41.03%
Dividends	$0.250	$0.200	25.00%	$0.250	$0.200	25.00%
Book Value	$11.15	$10.27	8.54%	$11.15	$10.27	8.54%

Common Outstanding Shares:	1,923,053	1,936,294	-0.68%	1,923,053	1,936,294	-0.68%

Statement of Financial Condition Summary:
Total Assets				$249,431	$242,353	2.92%
Total Deposits				209,492	213,715	-1.98%
Total Net Loans				178,432	158,452	12.61%
Allowance for Loan Losses				1,656	1,724	-3.94%
Total Shareholders’ Equity				21,436	19,892	7.76%

Selected Ratios:
Return on Average Assets	0.62%	1.28%	-51.97%	0.73%	1.32%	-44.63%
Return on Average Equity	7.10%	15.63%	-54.55%	8.32%	16.21%	-48.64%
Net interest margin	4.99%	6.00%	-16.83%	5.10%	6.07%	-15.98%
Average Loans as a Percentage of Average Deposits	82.50%	75.56%	9.18%	81.10%	77.03%	5.29%
Allowance for Loan Losses to Total Loans	0.92%	1.07%	-14.06%	0.92%	1.07%	-14.06%
Tier I Capital to Average Assets - “Bank Only”				9.98%	9.77%	2.15%
Tier I Capital to Risk-Weighted Assets - “Bank Only”				12.20%	12.33%	-1.05%
Total Capital to Risk-Weighted Assets - “Bank Only”				13.63%	14.10%	-3.33%